Exhibit 99.1

Dave Davis Appointed Chief Executive Officer of Global Eagle Entertainment

Los Angeles, Calif. (July 9, 2014) – Global Eagle Entertainment (Nasdaq: ENT), a worldwide leading provider of in-flight entertainment and connectivity solutions for airlines, today announced that its Board of Directors has appointed Dave Davis as Chief Executive Officer and member of the Board of Directors, effective immediately. A veteran of Northwest Airlines and US Airways, Davis was previously the Chief Financial Officer and Chief Operating Officer of Global Eagle Entertainment (GEE). He takes over from John LaValle, who will continue to work with the company as a consultant.

“I have worked closely with Dave in his various roles for over ten years. Given his airline industry experience and operational and financial leadership at GEE since its formation, Dave is ideally suited for this role,” commented Chairman of the Board, Ed Shapiro. “He is a proven leader with deep industry knowledge, business vision and the ability to foster collaboration among our talented team of employees across the world. He has been instrumental in driving the formation of GEE and the subsequent integration of our acquisitions, and he has the skills to accelerate GEE’s innovation in the inflight entertainment and connectivity (IFE&C) industry.”

Before his appointment as CEO, Davis served as GEE’s Chief Operating Officer since January 2014, Chief Financial Officer since January 2013, and a board member of Row 44 since 2011. Davis spent a total of nearly nine years at Northwest Airlines, ultimately as EVP and Chief Financial Officer, where he played a leading role in Northwest's merger with Delta Air Lines. Other positions held by Davis have included Senior Managing Director of Perseus LLC, Partner and Co-Founder of Bearpath Capital LLC and Chief Financial Officer of Kraton Polymers and US Airways.

“This is a very exciting time for GEE as we utilize our global footprint to offer airlines a groundbreaking combination of content, connectivity and digital media services,” said Davis. “In order to capitalize on the opportunity ahead of us, we will concentrate on executing our strategic plan to grow our international base of customers, fully integrate our operations and further strengthen and expand our product offering. With a clearly defined vision, best-in-class technology and exceptional management team, we can broaden our revenue streams while helping our airline partners monetize and attract passengers through a superior customer experience.”

“This change reflects GEE’s succession planning process following the consolidation of Row 44 AIA, and our two other recent content acquisitions into Global Eagle,” commented Shapiro. “John was instrumental in the development of Row 44, the formation of GEE, and leadership during our first 18 months as a public company. On behalf of the Board, I would like to thank him for his unwavering commitment and substantial contributions to the company in helping to establish Global Eagle as a leader in the IFE&C market.”

“Having been with GEE from the beginning, I’m proud of the company’s accomplishments and track record of growth, including having the largest deployment of Ku-band inflight connectivity systems around the world,” said LaValle. “I’ve been lucky to have worked with such a talented team at GEE for the past two years and believe the company is poised for continued success.”

Davis will report directly to the Board and was unanimously appointed CEO. As part of the change, John LaValle is also stepping down from the Board of Directors. Davis will continue to serve as Chief Financial Officer until after the filing of GEE’s Quarterly Report on Form 10-Q for the second quarter, at which time Mike Zemetra, currently SVP Finance and Chief Accounting Officer, will be appointed acting CFO.

# # #

About Global Eagle Entertainment

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a worldwide provider of media content, technology, and connectivity solutions to the travel industry. Through the industry’s most comprehensive product and services platform, Global Eagle Entertainment provides airlines with a wide range of inflight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development.  Serving over 150 airlines worldwide, Global Eagle Entertainment delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives.  The company’s headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America.  Find out more at www.globaleagleent.com

Contacts for Global Eagle Entertainment:

Press:

Melissa Pauléat

+1 514 758 5820

pr@globaleagleent.com

Investors:

Kevin Trosian

+1 310-740-8624

investor.relations@globaleagleent.com